Exhibit 10.1

This AGREEMENT, dated as of October 22, 2012 (the “Agreement”), is by and among Forest Oil Corporation, a New York corporation (the “Company”), and the other entities and persons signatory hereto (collectively, the “Investors”).

WHEREAS, the Board of Directors of the Company (the “Board”) intends, as soon as reasonably practicable but in no event later than October 23, 2012, to appoint Richard J. Carty as a director, with a term expiring in 2013;

WHEREAS, at the Company’s 2013 annual meeting of shareholders, the Board intends to nominate Mr. Carty for election as a member of the Board with a term expiring at the Company’s 2016 annual meeting of shareholders, and recommend that the shareholders of the Company vote to elect him as a director of the Company;

WHEREAS, the Investors economically own (as defined below) the interests in the common stock, $0.10 par value, of the Company (the “Common Stock”) set forth on Schedule A of this Agreement; and

WHEREAS, the Investors support the election of Mr. Carty to the Board.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS

Section 1.1.            Authority; Binding Agreement.  (a)  The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended, or the Bylaws of the Company, as amended and restated, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)           Each of the Investors represents and warrants that this Agreement and the performance by such Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Investor, as amended, or any provision of any agreement or other instrument to which such Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

Section 1.2.            Interests in Common Stock.  The Investors hereby represent and warrant that, as of the date hereof, they and their Affiliates (as such term is hereinafter defined) are, collectively, the “economic owners” (as such term is hereinafter defined) of such number of shares of Common Stock (the “Shares”) as are accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A, and none of the Investors or any of their Affiliates economically own any other securities of the Company.  Upon written request by the Company during the Standstill Period (as such term is hereinafter defined), as authorized by the Board, West Face Capital Inc., on its own behalf and on behalf of the other Investors, shall within three days following a written request therefor provide written certification to the Company that they and their Affiliates do not, and have not since the date hereof, in the aggregate, economically own more than the Ownership Cap (as such term is hereinafter defined).  None of the Investors or any of their Affiliates beneficially own, or have any rights, options or agreements to acquire, any debt securities of the Company.

Section 1.3.            Defined Terms.  For purposes of this Agreement:

(a)           “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, with respect to the Investors, shall include the general partners, directors, officers and managing members of West Face Capital Inc. and their respective Affiliates.

(b)           The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.  The terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock and (iii) all shares of Common Stock beneficially owned by any member of a group (within the meaning of Section 13(d)(3) of the Exchange Act) of which such person is a member.

(c)           The “Standstill Period” means the period from the date of this Agreement through the later of:  (i) the day immediately following the date of the Company’s 2013 annual meeting of shareholders and (ii) the date that is 60 days following the date the Director Designee ceases to serve as a member of the Board.  Notwithstanding the foregoing, however, the Standstill Period shall automatically terminate on the date that is 60 days following the date of the Company’s 2016 annual meeting of shareholders; provided, further, that if the Director Designee or any Investor shall be in breach of their respective obligations under this Agreement, the Standstill Period shall not expire before the day following the annual meeting of shareholders of the last expiring term to which the Director Designee is elected or appointed.  In addition, the Standstill

Period shall automatically, and without any further action by the Company or the Investors, terminate in the event that the Director Designee is not appointed to the Board on or prior to October 23, 2012.

ARTICLE II
COVENANTS

Section 2.1.            As promptly as practicable following the date of this Agreement, but no later than October 23, 2012, the Company shall appoint Richard J. Carty as a director of the Company with a term expiring at the Company’s 2013 annual meeting (the “Director Designee”); provided, however, that as a condition to such appointment (A) the Director Designee shall agree to comply with all policies, codes of conduct and codes of ethics applicable to all of the Company’s directors, including without limitation the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors, and to provide information regarding such Director Designee that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities laws or applicable New York Stock Exchange rules and regulations, information required by the Company’s Corporate Governance Guidelines and such other information as reasonably requested by the Company, (B) the Director Designee shall be subject to the same policies as the other non-management directors of the Company with respect to expense reimbursement and indemnification , to be effective as of the date that the Director Designee is elected as a director of the Company and (C) by entering into this Agreement, the Director Designee (including any replacement) agrees to resign as a member of the Board effective immediately upon the earliest to occur of (x) the first date upon which the Investors do not own beneficially and of record at least 4,137,901 shares of Common Stock and (y) the circumstances described in the first or second sentence of Section 3.1(b).  For the avoidance of doubt, the Company may at any time or from time to time increase or decrease the size of the Board and/or change its composition.

Section 2.2.            The Company agrees that during the Standstill Period (and subject to satisfaction of the conditions described in the proviso to the first sentence of Section 2.1) the Board will:

(a)           at the 2013 annual meeting of shareholders, nominate the Director Designee (other than in the case of his refusal or inability to serve), together with the other persons included in the Company’s slate of nominees for election as director at such 2013 annual meeting, as a director of the Company, with a term expiring at the Company’s 2016 annual meeting; and

(b)           recommend that the shareholders of the Company vote to elect the Director Designee as a director of the Company at the 2013 annual meeting of shareholders.

Section 2.3.            The Company shall use its reasonable best efforts (which shall include the solicitation of proxies and otherwise supporting the Director Designee for election in the manner in which the Company supports its nominees for director) to ensure that the Director Designee is elected at the 2013 annual meeting of shareholders.

Section 2.4.            Voting Provisions.  During the Standstill Period, the Investors, together with their respective Affiliates, will cause all shares of Common Stock for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of shareholders or at any adjournments or postponements thereof, (a) in favor of each director nominated and recommended by the Board for election at any such meeting, and (b) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting.

Section 2.5.            Director Designee Resignation.

(a)           The Director Designee may resign from the Board at any time and for any reason.

(b)           In addition, beginning on the 31st day after the Director Nominee has been appointed to the Board pursuant to Section 2.1, the Company shall have the right to request the resignation of the Director Designee and, if such request is made, the Director Designee shall resign as a member of the Board effective immediately as of the time of such request; provided that any such request may be made only if approved by all of the independent and unaffiliated members of the Board, other than the Director Designee or any former executive officer of the Company, which request may be made at any time and for any reason.  In such circumstance, the Standstill Period shall automatically terminate as of the date that is 60 days following the date of the Director Designee’s resignation.

Section 2.6.            Actions by the Investors.  Each of the Investors agrees that, during the Standstill Period, neither it nor any of its Affiliates will, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly:

(a)           purchase or cause to be purchased or otherwise acquire or agree to acquire economic ownership of (i) any Common Stock, if in any such case, immediately after the taking of such action the Investors, together with their respective Affiliates, would, in the aggregate, economically own more than 8% of the fully diluted outstanding shares of Common Stock (the “Ownership Cap”), or (ii) any other securities issued by the Company;

(b)           form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy solicitation on behalf of the Board), other than solely with other Investors or one or more Affiliates of an Investor with respect to the Shares or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c)           solicit proxies or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a participant in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than a solicitation or action as a participant in support of the voting obligations of the Investors and their Affiliates pursuant to Section 2.4;

(d)           seek to call, or to request the call of, or call a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company, or make a request for a list of the Company’s shareholders, or seek election to the Board, seek to place a representative on the Board or seek the removal of any director from the Board, or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e)           effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings, whether or not legally enforceable, with any third person), offer or propose (whether publicly or otherwise) to effect, or cause, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, (i) any acquisition of any securities (or economic ownership thereof), or any material assets or businesses, of the Company or any of its subsidiaries (other than a purchase of shares of Common Stock by the Investors or their Affiliates which would be permitted under paragraph (a) of this Section 2.6), (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(f)            publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver or amendment of, or consent under, any of the provisions of Section 2.4 or Section 2.6, or otherwise (i) seek in any manner to obtain any waiver or amendment of, or consent under, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity of Section 2.4 or Section 2.6 or seek a release from the restrictions or obligations contained in Section 2.4 or Section 2.6;

(g)           make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations on behalf of, or approved by, the Board), (ii) in support of any matter described in paragraph (d) above or (iii) concerning any potential matter described in paragraph (e) above; or

(h)           enter into any discussions, negotiations, agreements or understandings with any Person with respect to the foregoing or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 2.6 shall restrict the Director Designee from, in his or her capacity as a member of the Board or any committees thereof, voting in Board and committee meetings as he or she believes to be in the best interest of the Company or expressing or advocating for his or her views during Board and committee meetings or in wholly private conversations with other members of the Board, including with respect to matters referred to in this Section 2.6, so long as such votes and views are not publicly disclosed and such votes, expression or advocacy does not cause or facilitate the public disclosure of such votes or views.

Section 2.7.            Additional Preparations by the Investors.  As of the date of this Agreement, the Investors do not have any agreements or understandings, whether or not legally enforceable, concerning the acquisition of economic ownership of any securities issued by the Company or the governance or control of the Company.

Section 2.8.            Publicity.  (a)  Promptly after the execution of this Agreement, the Company will issue a press release in the form attached hereto as Schedule B (the “Press Release”).  Any public statement or comment by the Company or the Investors, or their respective Affiliates, regarding this Agreement or the matters addressed herein shall be consistent with the press release.

(b)           During the period the Director Designee is serving on the Board, neither the Company, on the one hand, nor the Investors, on the other hand, shall negatively comment about the other party, its strategy, business, corporate activities, board of directors (or similar governing body) or its management; provided, however, that (i) the obligations of the Company under this Section 2.8(b) shall terminate in the event that any Investor fails to comply with its obligations under this Agreement and (ii) the obligations of the Investors under this Section 2.8(b) shall terminate in the event that the Company fails to comply with its obligations under this Agreement.

Section 2.9.            Confidentiality Agreement.  The Company hereby agrees that notwithstanding any policy of the Company, the Director Designee is permitted to and may provide confidential information to the Investors and their Affiliates in accordance with the terms of the confidentiality agreement in the form attached hereto as Schedule C (the “Confidentiality Agreement”).

ARTICLE III
OTHER PROVISIONS

Section 3.1.            Specific Performance; Remedies.  (a)  Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Southern District of New York or in any New York state court located in the Borough of Manhattan, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Notwithstanding any other section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that the Investors fail to perform or otherwise fulfill their obligations set forth in this Agreement in any material respect (unless, in the case of any failure capable of being remedied or fulfilled, the Investors have remedied such failure or non-fulfillment within ten (10) business days following written notice from the Company of such failure or non-fulfillment), the Company shall not be required to perform or fulfill its obligations set forth in this Agreement and the Director Designee, as the case may be, shall promptly resign as a member of the Board effective immediately as of such time.

(c)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the United States District Court for the Southern District of New York or in any New York state court located in the Borough of Manhattan (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Court for the Southern District of New York or in any New York state court located in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.2.            Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.3.            Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Forest Oil Corporation
707 17th Street, Suite 3600

Denver, Colorado  80202
Facsimile:  303-812-1445
Attention:  General Counsel

if to the Investors:

c/o West Face Capital Inc.

2 Bloor Street East, Suite 810

Toronto, Ontario M4W 1A8

CANADA

Facsimile:  (647) 724-8910

Attention:  Alexander Singh, General Counsel and Secretary

(with a copy, which shall not constitute notice, to:)

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Facsimile:  (212) 728.9129

Attention:  Adam M. Turteltaub

Section 3.4.            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof.

Section 3.5.            Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.6.            Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.7.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.8             Interpretation.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

FOREST OIL CORPORATION

By:	/s/Cyrus D. Marter IV
	Name:	Cyrus D. Marter IV
	Title:	Senior Vice President, General
Counsel and Secretary

/s/Richard J. Carty
Richard J. Carty

WEST FACE CAPITAL INC.

By:	/s/ Alexander A. Singh
	Name:	Alexander A. Singh
	Title:	General Counsel & Secretary

WEST FACE LONG TERM OPPORTUNITIES
GLOBAL MASTER L.P., by its advisor
WEST FACE CAPITAL INC.

By:	/s/ Alexander A. Singh
	Name:	Alexander A. Singh
	Title:	General Counsel & Secretary

SCHEDULE A

The Investors beneficially own, in the aggregate, 5,312,492 shares of Common Stock.  Describe nature and form of economic ownership.  The Investors party to these transactions and the corresponding number of shares underlying such transactions are set forth below.

Investor	Shares of Common Stock

Richard J. Carty	34,000

West Face Capital Inc.	Nil

West Face Long Term	5,278,492
Opportunities Global Master L.P.

SCHEDULE B

[Press Release]

NEWS

FOREST OIL CORPORATION	FOR FURTHER INFORMATION
707 17th STREET, SUITE 3600	CONTACT: LARRY C. BUSNARDO
DENVER, COLORADO 80202	DIRECTOR - INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES APPOINTMENT OF RICHARD J. CARTY

TO ITS BOARD OF DIRECTORS

DENVER, COLORADO — October     , 2012 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that its Board of Directors appointed Richard J. Carty as an independent director, effective October     , 2012.

Mr. Carty is President of West Face Capital (USA) Corp, an affiliate of West Face Capital Inc. (“West Face”), a Toronto-based investment management firm with over $2.8 billion in assets under management.  West Face manages funds that own approximately 4.5% of Forest’s outstanding shares.  Mr. Carty has served on the board of directors of several companies in which funds managed by West Face have invested.  Mr. Carty was previously with Morgan Stanley Principal Strategies in New York for 14 years where he was a Managing Director leading the Special Situations, Strategic Investments and Global Quantitative Equity investment teams.  Prior to that, he was a partner at Gordon Capital Corp, a private Toronto-based investment bank.

James D. Lightner, Chairman of the Board of Directors, commented “We are pleased to have Rich Carty join Forest’s Board.  Rich has over 20 years of experience in the investment sector and brings a diverse background that spans several industries, including the oil and gas sector, making him an excellent complement to our Board.”

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

October     , 2012

Schedule C

[Confidentiality Agreement]